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                                                                     EXHIBIT 2.2


[DOCUMENTUM LOGO]


FOR IMMEDIATE RELEASE                                           DECEMBER 3, 2001


                              DOCUMENTUM PUBLIC             DOCUMENTUM INVESTOR
                              RELATIONS CONTACT:            RELATIONS CONTACT:
                              Bonnie Harris                 Pat Menchaca
                              B3 Communications             Documentum
                              (415) 332-5816                (925) 600-5593
                              bharris@b3communications.com  patm@documentum.com


               DOCUMENTUM REDEFINES ENTERPRISE CONTENT MANAGEMENT
        WITH ACQUISITION OF BULLDOG'S DIGITAL ASSET MANAGEMENT TECHNOLOGY


 DOCUMENTUM IS FIRST TO OFFER FULL-SPECTRUM GLOBAL ENTERPRISE CONTENT MANAGEMENT
  WITH DOCUMENT, WEB CONTENT AND RICH MEDIA CONTENT MANAGEMENT ON ONE PLATFORM

PLEASANTON, CALIF. - December 3, 2001 - Documentum (Nasdaq: DCTM), the leading provider of Enterprise Content Management, today announced that it has signed a definitive agreement to acquire the Digital Asset Management technology of the privately held Bulldog Group. Based in Toronto, Bulldog provides solutions to the world's most successful media-rich organizations, including BBC, Cablevision, Disney, EMI, McDonald's, Microsoft Studios, Sears, Sony Pictures Entertainment and TV Guide. Documentum is now the first and only vendor to offer a full spectrum of Enterprise Content Management (ECM) capabilities as one integrated platform - Web Content Management (WCM), Enterprise Document Management (EDM), XML Component Management and Digital Asset Management (DAM).

Through the combination of Documentum and Bulldog's technology, companies will be able to globally manage vast quantities and types of content - from documents and images to Web pages and audio and video files - with one comprehensive platform from a single vendor. Until now, organizations seeking a complete ECM solution had to pull together products from multiple vendors, resulting in costly integrations, complex deployments, inconsistent support and inadequate functionality. With the addition of the Bulldog technology, Documentum will provide a comprehensive, cost-effective ECM solution, offering more functionality and faster deployment than the multi-vendor solutions currently available.

"Companies spend a great deal of time and money creating many different kinds of content that is rarely shared throughout their organizations. Departments and divisions typically use separate systems for managing individual documents, interactive Web pages or multimedia experiences, leading to countless duplications and

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needless cost," observed Geoffrey Bock, Senior Consultant, Patricia Seybold
Group. "Documentum's Enterprise Content Management platform provides a fully integrated approach to managing, sharing and reusing all types of content - document, Web content and now digital assets - throughout an enterprise."

"Media-rich content is critical for our business," said Ken Boyle, Vice President and General Manager of e-Business at Maytag. The addition of Digital Asset Management capabilities to Documentum's platform will allow us to bring together all types of enterprise content as a competitive weapon."

Bulldog's current Digital Asset Management offerings will be made available through Documentum's worldwide channel of sales, services and support. Beginning in the first quarter of 2002, Documentum will introduce four new ECM offerings:

    - MEDIA SERVER: Designed for current Documentum customers, this product enables organizations to marry rich media, such as images, video and sound, with content already managed by the Documentum ECM platform and with applications built on the Documentum platform. The Media Server enables all Documentum editions, including Web Content Management, Portal Content Management and Compliance Editions.

    - MEDIA-ENABLED WEB CONTENT MANAGEMENT EDITION: This solution specifically extends Documentum's powerful Web Content Management capabilities to include Digital Asset Management, enabling companies to streamline and unify the management of all multi-media and image-rich Web site content.

    - MARKETING CONTENT MANAGEMENT EDITION: This offering enables any marketing organization to effectively organize, manage and publish marketing content and assets, offering capabilities such as brand management, to control and maintain the brand, collaboration and process automation for integrated management of all marketing assets. It also offers personalized campaign and promotion capabilities through integrations with marketing automation tools, such as Siebel, Kana and E.piphany.

    - DIGITAL ASSET MANAGEMENT EDITION: Developed for media organizations that produce and distribute broadcast quality digital assets, this product enables the efficient management, packaging, distribution and repurposing of all rich media assets.

Documentum plans to further integrate the deep Digital Asset Management capabilities of the Bulldog technology into its platform, enabling rich media to be part of all content-rich applications.

"Documentum's acquisition of the Bulldog technology was driven by customer and market demands," said Dave DeWalt, President and Chief Executive Officer of Documentum. "Global organizations need a single


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platform to manage the vast quantity and variety of content and media-based assets they develop and use to operate and grow their businesses. With this acquisition, Documentum redefines the Enterprise Content Management market by launching the first complete, integrated platform to solve the global content management challenge."

DOCUMENTUM EXPANDS PRESENCE IN CANADIAN MARKET

Documentum also announced the establishment of its Canadian Headquarters in Toronto. The facility will include a Research and Development center and will provide regional sales, support, education and marketing. This facility will expand the Documentum presence in the Canadian market and enhance the support and services provided to current Documentum and Bulldog customers. Worldwide sales and consulting will continue to be managed through Documentum headquarters in Pleasanton, California, and its other offices located throughout the world.

ABOUT BULLDOG

Bulldog's Digital Asset Management software solutions enable companies to ingest, store, browse, manage and distribute any kind of digital media content including video, audio, image or text documents. From brand management, media and entertainment, to broadcasting and publishing, Bulldog's solutions allow companies to transform their rich media into revenue generating assets, across all channels of distribution. The recognized marketshare leader in enterprise Digital Asset Management, Bulldog was awarded the prestigious Market Engineering Leadership Award from Frost & Sullivan, an independent industry analyst.

ABOUT DOCUMENTUM

Documentum is the industry's leading enterprise content management provider, automating the production, exchange and personalization of all types of content, making it easier for the Global 2000 to gain competitive advantage by connecting employees, business partners and customers, worldwide. Built on an Internet-scale, XML-enabled and standards-compliant platform, Documentum products manage Web content, power portals, enable collaborative commerce, and solve regulatory content challenges. Over 300 partners across all major industries, including high tech, pharmaceutical, healthcare, consulting services, government, manufacturing, financial services, automotive, retail, and consumer goods, build and implement specialized applications using Documentum's content management infrastructure. For more information, visit Documentum on the Web at www.documentum.com.

PRESS AND ANALYST NOTE: A CONFERENCE CALL AND WEB CAST IS SCHEDULED FOR TUESDAY, DECEMBER 4, 2001 AT 10:00 A.M. PST (1:00 P.M. EST). TO PARTICIPATE IN THE CONFERENCE CALL, CALL 1-719-457-2730 OR 1-800-481-7713 (PASS CODE: 637907)


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APPROXIMATELY 10 MINUTES BEFORE THE CALL IS SCHEDULED TO BEGIN. TO PARTICIPATE
IN THE LIVE WEB CAST (WITH ACCOMPANYING PRESENTATION) VISIT THE FOLLOWING URL:
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A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE AT 1:00 P.M. PST (4:00 P.M.
EST) BY CALLING 1-719-457-0820 OR 1-888-203-1112; REPLAY AVAILABLE FIVE DAYS.

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IN ADDITION TO HISTORICAL INFORMATION CONTAINED HEREIN, THIS NEWS RELEASE
CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S FUTURE ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING
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IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER
31, 2000, AND THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 30, 2001, JUNE 30, 2001 AND SEPTEMBER 30, 2001. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS.